Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:
C. Lynn Gable
The Bank of Georgia
Senior Vice President and CFO
(770) 631-9488

GEORGIA BANCSHARES, INC.
REPORTS SECOND QUARTER RESULTS

PEACHTREE CITY, GA, July 21, 2004—Georgia Bancshares, Inc., (OTC BB:GABA.OB), the parent company of The Bank of Georgia, today announced net income for the second quarter of 2004 of $493,374, or $.17 per share. Same quarter earnings for 2003 were $347,866, or $.15 per share. Net income for the six months ended June 30, 2004 was $880,233 or $.30 per share as compared to $620,485, or $.27 per share for the same period in 2003. Total assets were $238,633,006 at June 30, 2004 as compared to $186,926,783 at June 30, 2003. For more information about Georgia Bancshares, Inc., visit www.georgiabancshares.com.

Based in Peachtree City, GA, Georgia Bancshares, Inc. is a bank holding company that provides traditional bank services to small businesses and consumers through its subsidiary, The Bank of Georgia. The Bank of Georgia opened for business in February 2000, and has locations in Peachtree City, Fayetteville, Newnan, Sharpsburg and Tyrone, Georgia. A full-service bank, The Bank of Georgia provides a broad array of services, including checking accounts, money market accounts, certificates of deposit, commercial loans, construction loans, consumer loans (including home equity lines of credit), credit cards, drive-through windows, ATMs, on-line banking, and Visa check cards. For more information about The Bank of Georgia, visit www.bankofgeorgia.com.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans, the level of allowance for loan losses, the rate of delinquencies and amounts of charge-offs, and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent our judgment as of the date of this release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Georgia Bancshares, Inc.

Condensed Consolidated Balance Sheets

	June 30, 2004	December 31, 2003
	(Unaudited)
Assets:
Cash and cash equivalents:
Cash and due from banks	$5,573,235	$8,516,138
Interest-bearing deposits in other banks	5,064,937	29,860
Federal funds sold	24,664,000	6,887,000

Cash and cash equivalents	35,302,172	15,432,998

Investment securities:
Securities available-for-sale	32,836,368	34,147,840
Other investments	1,307,366	1,357,566

	34,143,734	35,505,406

Loans, net of allowance for loan losses of $2,222,233 and $2,131,752, respectively	161,313,540	147,463,301
Accrued interest receivable	1,559,993	1,340,445
Premises and equipment, net	5,294,049	4,772,339
Other assets	1,019,518	577,141

Total assets	$238,633,006	$205,091,630

Liabilities:
Deposits:
Noninterest-bearing	$32,935,521	$23,448,570
NOW	14,693,059	6,308,343
Savings	19,158,941	19,018,079
Time deposits $100,000 and over	86,982,707	62,745,922
Other time deposits	61,957,340	70,446,862

Total deposits	215,727,568	181,967,776
Securities sold under agreements to repurchase	614,016	670,052
Federal Home Loan Bank advances	2,000,000	2,000,000
Stock purchase obligation	0	369,250
Other liabilities	925,562	821,737

Total liabilities	219,267,146	185,828,815

Shareholders' equity
Common stock; no par value, 10,000,000 shares authorized; 2,936,119 shares issued and outstanding	15,034	15,034
Capital surplus	17,001,789	17,290,269
Retained earnings	2,895,578	2,015,345
Accumulated other comprehensive income (loss)	(546,541)	(57,833)

Total shareholders' equity	19,365,860	19,262,815

Total liabilities and shareholders' equity	$238,633,006	$205,091,630

Georgia Bancshares, Inc.

Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended June 30,
	2004	2003
Interest income:
Interest and fees on loans	$2,811,235	$2,453,015
Interest and dividends on investments	295,355	282,130
Interest on federal funds sold and other interest income	20,872	11,797

Total interest income	3,127,462	2,746,942

Interest expense:
Interest on deposits	993,623	1,140,296
Interest on securities sold under agreements to repurchase	1,345	5,249
Interest on other borrowed funds	10,233	4,442

Total interest expense	1,005,201	1,149,987

Net interest income	2,122,261	1,596,955
Provision for loan losses	70,000	75,000

Net interest income after provision for loan losses	2,052,261	1,521,955

Other income:
Service charges on deposit accounts	78,644	50,715
Loss on sale of other assets	0	0
Gains on sales of securities available-for-sale	4,795	54,384
Other operating income	44,193	13,572

Total other income	127,632	118,671

Other expense:
Salaries and employee benefits	849,785	600,549
Occupancy and equipment expense	180,580	116,377
Data processing	140,909	110,153
Other operating expenses	302,245	259,681

Total other expense	1,473,519	1,086,760

Income before income taxes	706,374	553,866
Income tax expense	213,000	206,000

Net income	$493,374	$347,866

Basic earnings per share	$0.17	$0.15
Diluted earnings per share	$0.15	$0.12

Georgia Bancshares, Inc.

Condensed Consolidated Statements of Income
(Unaudited)

	Six Months Ended June 30,
	2004	2003
Interest income:
Interest and fees on loans	$5,546,345	$4,757,928
Interest and dividends on investments	607,267	621,284
Interest on federal funds sold and other interest income	37,957	26,319

Total interest income	6,191,569	5,405,531

Interest expense:
Interest on deposits	2,009,831	2,314,483
Interest on securities sold under agreements to repurchase	2,663	13,994
Interest on other borrowed funds	21,062	11,099

Total interest expense	2,033,556	2,339,576

Net interest income	4,158,013	3,065,955
Provision for loan losses	150,000	150,000

Net interest income after provision for loan losses	4,008,013	2,915,955

Other income:
Service charges on deposit accounts	157,983	98,847
Loss on sale of other assets	(4,678)	0
Gains on sales of securities available-for-sale	5,869	78,034
Other operating income	74,263	33,053

Total other income	233,437	209,934

Other expense:
Salaries and employee benefits	1,729,078	1,195,476
Occupancy and equipment expense	344,585	262,150
Data processing	290,591	226,117
Other operating expenses	573,963	488,661

Total other expense	2,938,217	2,172,404

Income before income taxes	1,303,233	953,485
Income tax expense	423,000	333,000

Net income	$880,233	$620,485

Basic earnings per share	$0.30	$0.27
Diluted earnings per share	$0.26	$0.22